Exhibit 99

Jeff Consolino to Join American Financial Group as Director,
Executive Vice President and Chief Financial Officer as
Keith A. Jensen Announces Retirement

CINCINNATI, Ohio – October 25, 2012.  American Financial Group, Inc. (NYSE/NASDAQ: AFG) announced today that its Board of Directors elected Joseph E. (Jeff) Consolino as a Director, beginning December 1, 2012. The Company further announced that Mr. Consolino will join the Company as Executive Vice President and Chief Financial Officer.  Mr. Consolino’s election as Executive Vice President will become effective on February 16, 2013, and his election as Chief Financial Officer will become effective after the Company files its Annual Report on Form 10-K for 2012.  Mr. Consolino will report to the co-Chief Executive Officers of American Financial Group, Carl H. Lindner III and S. Craig Lindner, and will succeed Keith A. Jensen, who will retire at the end of March 2013.

Mr. Jensen joined the Company in 1997 and was named as Senior Vice President of AFG in 1999.  Since 2005, Mr. Jensen has also served as the chief financial officer of AFG.

Mr. Consolino has over 20 years’ experience in the insurance and financial services industry.  He most recently served as President and Chief Financial Officer of Validus Holdings, Ltd., a worldwide provider of reinsurance and insurance with operations in Bermuda, the United Kingdom, Asia and Latin America.  Prior to his role at Validus, Mr. Consolino served as a Managing Director in Merrill Lynch’s Financial Institutions Group specializing in insurance company advisory and financing transactions. During his tenure with Merrill Lynch, he worked with AFG and related companies in a broad range of financing and merger and acquisition transactions.

Since 2006, Mr. Consolino has served as a Director of National Interstate Corporation (NASDAQ: NATL), a property and casualty company based in Ohio, which is a 52%-owned subsidiary of AFG.  It is expected that he will continue to serve in that capacity.

Mr. Consolino holds an undergraduate degree from Duke University and an M.B.A. from Cornell University. He serves as a Director of AmWINS Group, Inc., a wholesale insurance broker based in North Carolina.  Mr. Consolino will also serve as a Director of Validus Holdings, Ltd.

Carl H. Lindner said, "On behalf of our board of directors and our entire senior management team, Craig and I want to thank Keith for his contributions to our Company.  While our management team and our board will miss his leadership, we know that he leaves the Company in a strong financial position.  Jeff’s financial expertise, knowledge of capital markets and leadership ability will serve our company well”.

Craig Lindner added, “Keith has been instrumental in many aspects of AFG’s success during his 15-year tenure.  We are thankful for his vision, leadership and contributions and wish him the best in his well-deserved retirement. The AFG professionals who have worked with Jeff over the years look forward to welcoming him into our organization."

About American Financial Group, Inc.

American Financial Group is an insurance holding company based in Cincinnati, Ohio with assets in excess of $35 billion.  Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed and fixed-indexed annuities in the education, bank and individual markets. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Contact:	Diane P. Weidner
Assistant Vice President - Investor Relations
(513) 369-5713

Websites:	www.AFGinc.com
www.GreatAmericanInsuranceGroup.com
www.GAFRI.com